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                                                                  EXHIBIT 99.2


             THERMADYNE HOLDINGS CORPORATION TO BE RECAPITALIZED BY
                        DLJ MERCHANT BANKING PARTNERS II


New York, NY, January 21, 1998-Thermadyne Holdings Corporation (NASDAQ: TDHC) and Donaldson, Lufkin & Jenrette Inc. (NYSE: DLJ) announced today that Thermadyne and Mercury Acquisition Corporation, a newly-formed affiliate of DLJ Merchant Banking Partners II, have signed a definitive merger agreement providing for the merger of Mercury into Thermadyne. After the closing of the merger, approximately 82% of Thermadyne's outstanding common stock will be owned by DLJ Merchant Banking Partners II and affiliated funds and entities and the remainder of Thermadyne's outstanding common stock will continue to be owned by Thermadyne's existing stockholders.

Under the terms of the merger agreement, each Thermadyne stockholder will elect, in respect of each share of Thermadyne common stock held by such stockholder, (i) to receive $34.50 per share in cash or (ii) to retain one share of common stock of Thermadyne, as the surviving corporation in the merger. If holders elect to retain fewer than 485,010 shares, or approximately 4.4% of the currently outstanding common stock, then the difference between the number of shares as to which a retention election has been made and 485,010 will be distributed pro rata among those electing cash. If stockholders elect to retain more than 485,010 shares, then the 485,010 shares available for retention will be allocated pro rata among those electing shares.

The transaction, which is estimated to have a value of approximately $790 million, including refinancing of existing indebtedness, is subject to terms and conditions customary in transactions of this type, including approval by Thermadyne stockholders and expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Subject to various fiduciary exceptions, the agreement places certain restrictions on the Company's ability to pursue alternate transactions.

Gleacher NatWest, Inc., has acted as financial advisor to Thermadyne on the proposed transaction.


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Debt financing for the recapitalization is expected to be provided or arranged by DLJ Senior Debt Fund and Donaldson, Lufkin & Jenrette Securities Corporation which also acted as financial advisor to DLJ Merchant Banking Partners II.

DLJ Merchant Banking Partners II announced that it has entered into voting agreements in support of the recapitalization with respect to 5,988,508 shares of voting stock of Thermadyne, which constitutes approximately 54% of the outstanding Thermadyne shares, with Magten Asset Management (on behalf of itself and certain of its clients) and Fidelity Capital & Income Fund, two of the Company's largest stockholders. Such agreements terminate upon termination of the Merger Agreement or, in the event of certain alternate transaction proposals by third parties and in certain other cases, three months after any such termination.

Headquartered in St. Louis, Missouri, Thermadyne is a multinational manufacturer of cutting and welding products. Thermadyne had sales from continuing operations of $439.7 million and $384.8 million for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

Randall E. Curran, Chairman and CEO of Thermadyne stated, "We believe that this agreement with DLJ Merchant Banking is strongly in the interest of shareholders and the Company. With their experience and extensive worldwide financial resources, DLJ Merchant Banking will be a valuable partner in Thermadyne's aggressive expansion and acquisition plans."

Peter Grauer, Managing Director of DLJ Merchant Banking Partners II, commented, "Globally, Thermadyne is one of the five largest companies in the welding industry and the company that has grown the most aggressively in recent years. We look forward to participating with Thermadyne's management team while they pursue their goal to become the global leader of the industry."

DLJ Merchant Banking Partners II, a $3 billion fund dedicated to private equity and equity-related investments which closed in late 1996, seeks significant capital appreciation through domestic and international investments in common or preferred stock and debt or other securities in leveraged acquisitions and corporate joint ventures.

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Donaldson, Lufkin & Jenrette, Inc., is a leading integrated investment and merchant bank that serves institutional, corporate, governmental and individual clients. DLJ's businesses include securities underwriting; sales and trading; investment and merchant banking; financial advisory services; investment research; correspondent brokerage services; on-line brokerage services; and asset management. Founded 1959 and headquartered in New York City, DLJ employs approximately 6,000 individuals worldwide and maintains offices in 12 cities in the United States, and 11 cities in Europe, Latin America, Asia and South Africa.

For more information, contact James H. Tate, Senior Vice President and Chief Financial Officer, Thermadyne Holdings Corporation, 314-746-2107.